Exhibit (d)(3)(iv)

November 18, 2014

Voya Series Fund, Inc.

7337 East Doubletree Ranch Road

Suite 100

Scottsdale, AZ 85258-2034

Re:    Expense Limitations

Ladies and Gentlemen:

By our execution of this letter agreement, intending to be legally bound hereby, Voya Investments, LLC (“Voya Investments”), the Adviser to Voya Mid Cap Value Advantage Fund (formerly, Voya SMID Cap Equity Fund, the “Fund”), agrees that Voya Investments shall, from November 18, 2014 through October 1, 2015, waive all or a portion of its investment management fee and/or reimburse expenses in amounts necessary so that after such waivers and/or reimbursements, the maximum total operating expense ratios of the Fund shall be as follows:

Name of Fund	Maximum Operating Expense Limit (as a percentage of average net assets)

	Classes

	A	B	C	I	O	R	W
Voya Mid Cap Value Advantage Fund (formerly, Voya SMID Cap Equity Fund)	0.99%	1.74%	1.49%	0.74%	0.99%	1.24%	0.74%

We are willing to be bound by this letter agreement (the “Waiver Letter”) to lower our fees for the period from November 18, 2014 through October 1, 2015. The method of computation to determine the amount of the fee waiver and the definitions as set forth in the Expense Limitation Agreement shall apply, subject to possible recoupment by Voya Investments within three years.

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November 18, 2014

This Waiver Letter shall have an initial term with respect to the Fund ending on October 1, 2013. Thereafter, this Waiver Letter shall automatically renew for one-year terms with respect to the Fund unless it is terminated by the Fund or by Voya Investments upon written notice within 90 days of the end of the current term or upon termination of the Investment Management Agreement.

This letter agreement replaces the previous letter agreement, dated October 1, 2014.

Notwithstanding the forgoing, termination or modification of this letter requires approval by the Board of Directors of Voya Series Fund, Inc.

Sincerely,

By:	/s/ Todd Modic
Name:	Todd Modic
Title:	Senior Vice President